Exhibit 99.1

Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2012 FIRST QUARTER RESULTS

IRVINE, CA, November 9, 2011-PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal first quarter ended September 30, 2011.

Sales for the quarter ended September 30, 2011 were $6.0 million, 3% higher than sales of $5.8 million for the corresponding quarter in 2010, due primarily to increases in sales of the Company’s medical device products and fractional horsepower motors.

Operating income was $457,000 for the quarter, a 13% increase from operating income of $405,000 in the corresponding 2010 period.

Net income for the quarter was $446,000, or $0.14 per diluted share, which represents a 30% improvement from net income of $342,000, or $0.10 per diluted share in the corresponding 2010 quarter.

Gross profit for the quarter ended September 30, 2011 increased to $2.3 million, a 38% gross profit margin, compared to gross profit of $2.2 million, a 37% gross profit margin, for the same year-ago period.

Mark Murphy, the Company’s President and Chief Executive Officer, commented, “We were pleased with our operating results this quarter. Medical device sales remained strong as increased year-over-year sales to our second-largest customer more than offset decreased year-over-year sales to our largest customer. In addition, we were happy to see an increase in sales of our fractional horsepower motors. While these results are pleasing, our focus remains on the diversification of our revenue base. In the process, we continue to control expenses and strengthen our balance sheet, as we generated $349,000 of operating cash during the quarter.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2012 first quarter financial results today at 9:30 a.m. Eastern Time (6:30 a.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on November 22, 2011 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S., and then entering account number 286 and conference I.D. number 382391. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

Pro-Dex, Inc., with operations in California, Oregon and Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate powered surgical device drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2011	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$4,907,000	$4,689,000
Accounts receivable, net of allowance for doubtful accounts of $8,000 at September 30, 2011 and $7,000 at June 30, 2011	2,330,000	3,128,000
Other receivables	24,000	12,000
Inventories	4,041,000	3,703,000
Prepaid expenses	264,000	145,000
Deferred income taxes	162,000	163,000

Total current assets	11,728,000	11,840,000
Property, plant, equipment and leasehold improvements, net	3,534,000	3,661,000
Other assets	53,000	60,000

Total assets	$15,315,000	$15,561,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,163,000	$1,207,000
Accrued expenses	1,804,000	2,379,000
Income taxes payable	80,000	78,000
Current portion of bank term loan	357,000	357,000

Total current liabilities	3,404,000	4,021,000

Non-current liabilities:
Bank term loan	685,000	774,000
Deferred income taxes	162,000	163,000
Deferred rent	282,000	279,000

Total non-current liabilities	1,129,000	1,216,000

Total liabilities	4,533,000	5,237,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,272,350 shares issued and outstanding at September 30, 2011 and at June 30, 2011	16,756,000	16,744,000
Accumulated deficit	(5,974,000)	(6,420,000)

Total shareholders’ equity	10,782,000	10,324,000

Total liabilities and shareholders’ equity	$15,315,000	$15,561,000

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	For The Three Months Ended September 30,
	2011	2010
Net sales	$6,030,000	$5,829,000
Cost of sales	3,701,000	3,645,000

Gross profit	2,329,000	2,184,000

Operating expenses:
Selling expenses	374,000	424,000
General and administrative expenses	836,000	764,000
Research and development costs	662,000	591,000

Total operating expenses	1,872,000	1,779,000

Income from operations	457,000	405,000

Other income (expense):
Interest expense, net	(10,000)	(57,000)

Total other income (expense)	(10,000)	(57,000)

Income before provision for income taxes	447,000	348,000
Provision for income taxes	1,000	6,000

Net income	$446,000	$342,000

Net income per share:
Basic	$0.14	$0.11
Diluted	$0.14	$0.10
Weighted average shares outstanding—basic	3,272,350	3,251,850
Weighted average shares outstanding—diluted	3,280,045	3,263,366

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Three Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$446,000	$342,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	169,000	172,000
Allowance for doubtful accounts	1,000	(12,000)
Stock based compensation	12,000	4,000
Deferred taxes	—	(18,000)
Changes in:
Accounts receivable	785,000	(18,000)
Inventories	(338,000)	(621,000)
Prepaid expenses	(119,000)	(36,000)
Other assets	8,000	17,000
Accounts payable and accrued expenses	(616,000)	582,000
Income taxes payable	1,000	(31,000)

Net cash provided by operating activities	349,000	381,000

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(42,000)	(6,000)

Net cash used in investing activities	(42,000)	(6,000)

Cash flows from financing activities:
Principal payments on term loan	(89,000)	(100,000)
Principal payments on mortgage	—	(1,528,000)

Net cash used by financing activities	(89,000)	(1,628,000)

Net increase (decrease) in cash and cash equivalents	218,000	(1,253,000)
Cash and cash equivalents, beginning of period	4,689,000	3,794,000

Cash and cash equivalents, end of period	$4,907,000	$2,541,000

Supplemental Information
Cash payments for interest	$11,000	$68,000
Cash payments for income taxes	—	$55,000